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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT


BWAY CORPORATION
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         Armstrong Containers, Inc.
         BWAY Foreign Sales Corporation
         BWAY Manufacturing, Inc.

BWAY and its subsidiaries are Delaware corporations, except for BWAY Foreign Sales Corporation, which is incorporated in Barbados.